CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Offering Memorandum____________             Name of Offering_____________


                    AMERICAN INTERNET TECHNICAL CENTER, INC.

                        800,000 Shares at $1.25 per Share
                           Total Offering: $1,000,000


Minimum Subscription 8,000 Shares ($10,000.00)
Offering Expiration:  July 31,1999

American Internet Technical Center, Inc. a Florida corporation (the "Company"), hereby offers (the "Offering") up to 800,000 Shares of the Company's Common Stock (the "Stock"), to Accredited and Non-Accredited Investors only. See "Investor Suitability Standards" and "Description of Securities".

THESE SECURITIES HAVE NOT BEEN APPROVED OR did not DISAPPROVE BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS OFFERING MEMORANDUM, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-------------------------------------------------------------------------------
                  Offering    Selling            Net Proceeds to the
                  Price (1)   Commission (2)     Company (2) (3)
-------------------------------------------------------------------------------
Per 4,000 Shares  $10,000     $1,000             $9,000
-------------------------------------------------------------------------------
800,000 Shares    $1,000,000  $100,000           $900,000
-------------------------------------------------------------------------------

The offering Price of the Stock has been unilaterally determined by the Company and is not based on the assets, book value or earnings. The minimum subscription is eight thousand shares ($10,000).

The company may pay a selling commission of 10% to broker-dealers who are members of the National Association Securities Dealers, Inc. and who have agreed to sell the stock on behalf of the Company on a "best efforts" minimum-maximum basis.

Before deducting expenses of approximately $25,000 for legal, accounting, printing, consulting, and other costs.

Assumes that the Offering is fully subscribed. The Company makes the Offering on a "best efforts" basis.

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

                       AMERICAN INTERNET TECHNICAL CENTER
                            1500 EAST ATLANTIC BLVD.
                             POMPANO BEACH, FL 33060


 The date of this Confidential Private Placement Memorandum is January 15, 1999


                              AVAILABLE INFORMATION

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES OFFERED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF ANY EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND/OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS OR OAN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR QUALIFICATION IS NOT REQUIRED. THE SECURITIES MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS IN THE VARIOUS STATES IN, WHICH THEY MAY, BAE SOLD. THERE ARE NO ASSURANCES THAT A PUBLIC MARKET WILL DEVELOP IN THE FUTURE. SEE "RISK FACTORS-NO ASSURANCES OF A PUBLIC MARKET" AND "LIMITED TRANSFERABILITY OF SECURITIES".

THE SECURITIES REGULATORY AUTHORITY OF ANY STATE (A "REGULATORY AUTHORITY") HAS NEITHER APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY. NOR HAS ANY REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR THE MERITS OF THIS OFFERING OR UPON THE ACCURACY OR THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROVATE PLACEMENT MEMORANDUM ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS OFFERING IS BEING MADE PURSUANT TO AN OFFERING EXEMPTION PROVIDED BY REGULATION D UNDER ACT AND SIMILAR OFFERING EXEMPTIONS PROVIDED BY APPRICABLE STATE SECURITIES LAWS TO A LIMITED NUMBER OF INVESTORS WITH SUITABILITY STANDARDS DESCRIBED IN THIS OFFERING. THIS PRIVATE PLACEMENT MEMORANDUM IS
CONFIDENTIAL AND CONTAINS INFORMATION THAT IS PROPRIETARY TO THE COMPANY. NO PERSON MAY COPY THIS PRIVATE PLACEMENT MEMORANDUM OR DISSEMINATE IT OR ANY OF THE INFORMATION CONTAINED HEREIN TO ANY OTHER PERSON WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY,

THIS PRIVATE PLACEMENT MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THESECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISIDICTION IN WHICH IT IS UNLAWFUL TOMAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PRIVATE PLACEMENT MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS ANY DATE SUBSEQUENT TO THE DATE HEREOF.

THE COMPANY PREPARED THE INFORMATION PRESENTED HEREIN AND IS BEING FURNISHED BY THE COMPANY SOLELY FOR THE USE BY PROSPECTIVE INVESTORS IN CONNECTION WITH THIS OFFERING. NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED ON AS A PROMISE OR REPRESENTATION AS TO THE FUTURE PERFORMANCE OF THE COMPANY.

THIS PRIVATE PLACEMENT MEMORANDUM DOES NOT PUPORT TO BE ALL INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PROSEPECTIVE INVESTOR MAY DESIRE IN ORDER TO MAKE AN INVESTMENT DECISION REGARDING THE SECURITIES OFFERED HEREBY. EACH INVESTOR MUST CONDUCT AND RELY ON HIS OR HER OWN EVALUATION OF THE COMPANY AND THE TERMS OF THIS OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED IN MAKING AN INVESTMENT DECISION WITH RESPECT TO THE SECURITIES OFFERED HEREBY. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHSE OF THE SECURITIES OFFERED HEREBY.

PRIOR TO THIS OFFEREING THERE HAS BEEN NO PUBLIC MARKET FOR THE SECURITIES OFFERED HEREBY OR FOR ANY OTHER SECURITIES OF THE COMPANY AND NO PUBLIC MARKET FOR THE SECURITIES OF THE COMPANY AND NO PUBLIC MARKET WILL EXIST FOLLOWING THIS OFFERING. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"

THE SECURITIES ARE OFFERED BY THE COMPANY SUBJECT TO PRIOR SALE, ACCEPTANCE OR AN OFFER TO PURCHASE, WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFER, WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT TO REJECT ANY ORDER, IN WHOLE OR INPART, FOR THE PURCHASE OF ANY OF THE SECURITIES OFFERED HEREBY.

This offering involves special risks concerning the Company (see "Risk Factors"). Investors should carefully review the entire Memorandum and should not invest any funds in this Offering unless they can afford to lose their entire investment. In making an investment decision, investors must rely on their own examination of the issuer and the terms of the Offering, including the merit and risks involved.

                              REGULATION D OFFERING


THIS OFFERING IS BEING MADE PURSUANT TO THE EXEMPTIONS AFFORDED BY SECTIONS 4(2) OR 3(b) OF SECURITIES ACT OF 1933 AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER AND THE STATE SMALL CORPORATE OFFERING REGISTRATION PROVISION. PURSUANT TO RULE 504, THE SHARES SOLD HEREBY WILL NOT BE SUBJECT TO ANY LIMITATIONS ON RESALE THEREOF UNDER FEDERAL LAW. THE SHARES MAY, HOWEVER, BE SUBJECT TO LIMITATIONS ON THE OFFER AND SALE AND THE RESALE OF THE SHARES IMPOSED BY THE BLUE SKY LAWS OF INDIVIDUAL STATES. IN ADDITION, THE COMPANY INTENDS TO FILE THE REQUIRED DOCUMENTS IN CERTAIN OTHER STATES IDENTIFIED BY MANAGEMENT AS HAVING POSSIBLE INVESTOR INTEREST AND USE ITS BEST EFFORTS TO QUALIFY THE SHARES FOR SECONDARY TRADING IN SUCH STATES, THOUGH NO ASSURANCE CAN BE GIVEN THAT IT WILL BE ABLE TO QUALIFY THE SHARES RSECONDARY TRADING IN ANY SUCH STATES IN WHICH IT SUBMITS SUCH APPLICATIONS AND DOCUMENTS. AN INABILITY TO QUALIFY THE SHARES FOR SECONDARY TRADING WILL CREATE SUBSTANTIAL RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SHARES WHICH MAY NEGATE THE BENEFIT OF THE EXEMPTION PROVIDED BY RULE 504 OF REGULATION D. THE COMPANY WILL USE ITS BEST EFFORTS TO CAUSE THE SHARES TO BE LISTED ON THE ELECTROMC BULLETIN BOARD OPERATED BY THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. AS A MARKET IN WHICH THEY MAY BE TRADED. THERE IS NO ASSURANCE THAT SUCH LISTING WILL BE OBTAINED OR THAT IF A LISTING IS OBTAINED THAT ANY MARKET FOR THE SHARES WILL DEVELOP, OR IF DEVELOPED, THAT IT WILL BE SUSTAINED.

TABLE OF CONTENTS                                   Page No.

DESCRIPTION OF OFFERING..............                6-7

SUMMARY.......................................       7-10

PROJECTED SCHEDULE OF OPERATIONS..........           10-16

RISK FACTORS...............................          16-20

USE OF PROCEEDS.................................     20-21

DILUTION..........................................     21

APITALIZATION......................................    22

BUSINESS OF COMPANY...............................   22-27

MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS....................................    27

MANAGEMENT.......................................    28-30

PRINCIPAL SHAREHOLDERS............................     30

SUITABILITY STANDARDS............................    31-33

DESCRIPTION OF SECURITIES........................     34

LIMITED TRANSFERABILITY OF SECURITIES.........       35-36

PLAN OF DISTRIBUTION...............................   36

ADDITIONAL INFORMATION............................    36


EXHIBITS:

INDEX TO FINANCIAL STATEMENTS.....................     A

SUBSCRIBER QUESTIONAIRE.............................   B

SUBSCRIPTION AGREEMENT.............................    C
AND INVESTMENT REPRESENTATION

THE OFFERING                  DESCRIPTION OF OFFERING

Securities Offered            Up to 8,000,000 Shares of the Company's Common
                              Stock par value $0.001 per share (the "stock")

Offering Price                $1.25 per Share, minimum is 8,000 shares.

Expiration Date               July 31, 1999

Amount of Offering            $1,000,000
Common Stock Outstanding
Prior to the Offering         10,000,000 Shares


Common Stock                  Purchase The Company has authorized the issuance
                              of 800,000 Shares  Warrant of Common Stock
                              Purchase Warrants to the investors participating in this Private Placement. Each investor will be given one (1) Common Stock Purchase Warrant for each Share of Common Stock purchased at an exercise price at $.50. The Common Stock Purchased
                              Warrant will be exercisable up to one (1) year after a public market exists.

Additional Information        Each prospective investor will have
                              the opportunity to ask questions or request
                              additional   information   from  the
                              company  prior to  subscribing.  See
                              "Additional Information".

Subscription Agreement        An investor may purchase the stock only pursuant
                              to a subscription Agreement that contains, among other matters, certain representations and warranties by the Company and certain representations and warranties by the investor.

Subscription                  All Subscription checks should be payable to
                              American Internet Technical Center, Inc..

Suitability                   The Stock is being offered to Accredited Investors
                              who are capable of evaluating the merits and the risks of an investment in the Stock and who meet certain suitability requirements. See Investor
                              Suitability Standards.

Plan of  Distribution        The Stock is being  offered  on a best  efforts
                              basis by the Company and by Broker Dealers who are members of the National Association of Securities Dealers, Inc. who may be considered, See Plan of Distribution.

Private Placement Offering    The Common stock has not been registered
                              under the Securities Act of 1933, as
                              amended,  or registered or qualified
                              under  applicable  state  securities
                              laws,   and  is  being   offered  in
                              reliance  upon  certain   exemptions
                              from       registration       and/or
                              qualification  provided  in  federal
                              and    state     securities    laws.
                              Therefore,  the Common Stock may not
                              be  resold  or  transferred  in  the
                              absence of an effective registration
                              statement  under the  Securities Act
                              and       registration        and/or
                              qualification  under the state, such
                              registration and/or qualification is
                              not required.


                                    SUMMARY

The following is a summary of the Company, the principal terms of the Offering, and certain other matters and is qualified on its' entirety by the Company's financial statements and the more detailed information included elsewhere in this Confidential Placement Memorandum (this "memorandum").j

The Company

American Internet Technical Center, Inc. (the "Company"), 1500 East Atlantic Blvd., Pompano Beach, FL 33060; telephone (954) 943-4748, is a Florida based internet Company. The Company's primary market is new business throughout the United States and Canada. The Company designs web sites, hosts web sites, and provides e-commerce programs, marketing and other Internet services. The Company also offers on line instructional programs in computer technology, web design, management and other fields. All courses are conducted on the Web where students can acquire new skills from the comfort of their own home. The Company differs from its' competitors in that it is not restricted by geographical boundaries, it solicits the smaller accounts and utilizes students to perform many of the routine tasks.

The Company was incorporated on April 15, 1998, in the State of Florida solely to provide Internet services, including but not limited to, web design, hosting, marketing and training. The Company began by offering free web sits for small and medium sized businesses. Web sites were to be designed by senior webmaster students as part of their graduation requirements. In return, clients are required to use the Company's hosting services for their new web sits. In the first nine months of operations, the Company has acquired approximately 1175 clients, averaging 130 new clients per month. Hosting services, including search engine registration are $578.00 for a six-month contract and $932.00 for a one-year contract.

The Company's marketing strategy has been focused around advertising in local newspapers, direct mail, including postcards and card decks, telemarketing and the Internet. The Company maintains its own informative web site and encourages prospective clients to visit the site where they can obtain information about the Company and its services, and to preview approximately fifteen actual sites of the Company's clients. Selling efforts consist of responding to inquiries that are generated by the advertising efforts. A sales representative explains the program to the prospect and then faxes a six page informational package, including a contract, to the prospect. Closing the prospect normally occurs within one to five days and requires knowledge of the services and sales skills. Gross sales for the first nine months were approximately $850,000.00 to 1,175 clients. The Company's marketing objective is to increase sales to $4,200,000 and increase the number of clients to 5,000 by the fiscal year ending March 31, 2000. The Company will experiment with cable television advertising on business networks, such as MSNBC and other networks, press releases, and outbound telemarketing campaign to new businesses, opt-in e-mailing and other advertising techniques and methods.

Based upon market research and studies, Management believes that the demand for the Company's Internet services will remain strong. Network Solutions, which has the government contract to register domain names in the United States, reports that new registrations are increasing at a significant rate. Each month, Internic registers more than 100,000 new commercial domain names. In January 1998 there were 30 million computers on the Internet and approximately 70 million users. Internet co-designer, Vinton Cert, estimates that by the Year 2000 there will be 200 million computers on the Internet and over 400 million users. In 1998, sales on the Internet were estimated to exceed $4 billion by the year 2000. AOL recently announced that its sales for the ten-day Christmas period of 1998 exceeded $1 billion dollars. Throughout the United States there are over 100,000 new businesses formed each month. Many of these businesses commerce operations on a limited budget but are fully aware of the importance of having a web site. This is our market niche and the area where we will focus future marketing efforts to achieve projected goals.

Business conducted on the Web knows no boundaries. There are no geographical restrictions and language barriers will be eliminated through translation programs. The Company receives over 100 inquires per month from foreign countries, even though it directs its marketing efforts in the USA. At the present time, the Company conducts business in the United States and Canada, however, the Company is preparing itself to intensify marketing strategies and communication links to capture the universal market. The Company conducted a test-marketing program in Brazil, one of the larger countries in the world, and the initial findings were favorable.

Market Analysis

The growth in demand for these products and services in the United States as well as in most other countries outstrips the population growth. Demand for the services is being fueled by factors such as more awareness of the general availability of the service, increased advertising and competition by service providers, more businesses in the target group, the robust economy, the advancements in the technology sector and public acceptance of these changes.

While the growth in the domestic market for the service is expected to continue, overseas markets are showing much more promise. The demographic information such as rising income levels, higher education levels and more familiarity with technology are suggesting that overseas markets are ripe for dramatically higher growth rates. Although the sales in overseas markets are currently dwarfed by domestic sales, the firms who do sell overseas are experiencing very fast growth rates and there is every reason to believe that these fast growth rates will continue for years to come and that eventually the overseas markets may even be larger than then domestic market.

We intend to be the best managed and most professionally operated firm operated in the United States and eventually in other countries throughout the world. In a field that will be filled with many competitors we intend to distinguish ourselves by having specific policies and standards for serving customers and carefully monitoring the quality of our service. As this market continues to mature, buyers will become increasingly discerning and increasingly aware of and interesting in the key features/benefits/differences from one competitor's offering to the next.

Part of the proceeds that we will raise will be used to purchase equipment that will maintain our competitive position. Each sales representative will have the most advanced computerized sales equipment available in the marketplace. These tools will allow our staff to service their clients quickly and more efficiently, to provide answers to questions, to track customer progress and call backs, to provide the means for upgrade sales, renewals and other services. In addition, the equipment will allow us to make overseas calls on the Internet, versus the telephone companies, at lower rates, and to be able to communicate, if necessary, with prospects in foreign languages, using translation features. Management is considering other advanced equipment that will create web sites in foreign languages and/or bilingual web sites; equipment that will create "in house" leads of its prospect base from county courthouses, public documents and other records; equipment and programs to generate leads "hits" for its customers, using the search engines and other marketing techniques. The Company also intends to purchase additional equipment that will ensure its competitive advantage with respect to hosting. Such equipment will provide the Company with the fastest and most reliable access to the Internet.

Online Instruction

The Company offers the following classification of on line courses. There are a total of 62 different courses, all of which feature web-based delivery and administration. Students can take courses from their own home or business. Requirements for most courses are a computer, Internet access, e-mail and Netscape or Internet Explorer browser. Lessons for each course/ syllabus are usually delivered twice weekly either by e-mail or on the web itself. An Instructor conducts each course. Interaction with Instructors and other students is conducted in special chat room environments.

1. Computer Courses. Unlock the powerful secrets behind all your favorite applications, a total of 14 different courses of study. Average course is 12 lessons, 6 weeks of study. Course prices $95.00.

2. Internet Courses. Learn how to navigate the Internet, create a web page or master the art of Web programming. A total of 8 courses, 12 lessons per course. Each course price $95.00.

3. Business Courses. Discover how best to plan, start, finance and market your small to medium sized business. A total of 11 courses, varying numbers of lessons per course. Average course price $135.00.

4. Management Courses. Improve your job skills by mastering the fundaments of supervision, communication, motivation, conflict resolution, and inventory and project management. A total of 23 different coursed, varying numbers of lessons per course. Average course price $195.00.

5. Other Courses. Prepare for an upcoming test, enhance your medical skills, or chart a new career path with these courses. A total of six different courses, varying numbers of lessons per course. Average course price $275.00.

                    American Internet Technical Center, Inc.
                               Projected Schedules
                                  Balance Sheet


Fiscal Year
Ending March 31st              1999       2000        2001       2002       2003

ASSETS
Current Assets

Cash                     $   91,000 $  150,000 $   200,000 $  250,000 $  300,000

Short-term investments    2,910,000  4,232,000   6,079,000  8,436,000
Accounts receivable, net    145,000    320,000     360,000    400,000    440,000
Prepaid expenses              6,100     10,000      10,000     10,000     10,000
Total current assets        242,100  3,390,000   4,802,000  6,739,000  9,186,000
Fixed Assets                 30,000  2,030,000   2,030,000  2,030,000  2,030,000
Less accumulated
   depreciation               5,000    225,000     445,000    665,000    885,000
Net Fixed Assets             25,000 11,805,000   1,585,000  1,365,000  1,145,000
Long Term Assets             26,000     30,000      30,000     30,000     30,000

                            293,100  5,225,000   6,417,000  8,134,000 10,361,000

LIABILITIES & EQUITY

Current Liabilities
  Accounts payable       $   30,000 $  110,000 $   130,000 $  150,000 $  170,000
  Accrued liabilities        40,000     65,000      85,000    105,000    125,000
  Payroll taxes payable       2,000      5,000       7,000      9,000     11,000
  Income taxes payable       16,000     60,000     120,000    175,000    250,000

Total current liabilities    88 000    240,000     342,000    439,000    556,000

Long Term Liabilities
  Notes payable                  -0

Shareholder's Equity
  Paid up capital               100  4,250,000   4,250,000  4,250,000  4,250,000
  Retained earnings         165,000    735,000   1,825,000  3,445,000  5,555,000
Total shareholder's equity  165,100  4,985,000   6,075,000  7,695,000  9,805,000

                            293,100  5,225,000   6,417,000  8,134,000 10,361,000

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

                    American Internet Technical Center, Inc.
                       Projected Statements of Operations

Fiscal Year
Ending March 31st              1999       2000        2001       2002       2003

Sales
Web sites              $  1,200,000 $ 3,200,00 $  3,600,00 $ 4,000,00 $4,400,000
                                             O           O          O

Marketing programs           40,000    375,000     750,000  1,125,000  1,500,000
On-line educational programs 20,000    200,000     300,000    400,000    500,000
Hosting, renewals and other  40,000    425,000   1,300,000  2,175,000  3,000,000
Direct Costs
  Sales commissions         230,000    750,000     900,000  1,050,000  1,200,000
  Production department
     costs                  177,000    595,000     665,000    735,000    805,000
  Marketing department
     expenses                20,000    190,000     375,000    565,000    750,000
  Advertising and promotion 236,000    545,000     635,000    720,000    810,000
  Educational programs        5,000     50,000      75,000    100,000    125,000
  Hosting costs and other    32 000    170,000     350 000    530 000    710 000
Total direct costs          700,000  2,300,000   3,000,000  3,700,000  4,400,000

Gross Profit                600,000  1,900,000   2,950,000  4,000,000  4,000,000

Operating Expenses
  Administrative Wages       67,000    167,000     200,000    230,000    270,000
  Bank charges & interest     3,000      5,000       6,000      7,000      8,000
  Depreciation and
     amortization             5,000    220,000     220,000    220,000    220,000
  Employee benefits expense  15,000     60,000      70,000     80,000     90,000
  Insurance expense           3 000      6,000       9.000     12,000     15,000
  Legal and accounting fees   7,000     25 000      30 000     35 000     40 000
  Maintenance and repairs     7,000     14,000      20,000     25,000     30,000
  Miscellaneous expenses      8,000     13 000      17 000     21,000     25,000
  Occupancy costs            24,000     15,000      15,000     15,000     15,000
  Office supplies            13,000     25 000      30,000     35 000     40,000
  Telenhone and utilities    68 000    130 000     163,000    200,000    237,000
Total operating expenses    220,000    680,000     780,000    880,000    990,000

Net Before Management
  Salaries and Income Taxes 380,000  1,220,000   2,170,000  3,120,000  4,010,000

Management Salaries         150,000    400,000     600,000    800,000  1,000,000
Provision for Income Taxes   65 000    250 000     480 000    700 000    900 000
                            215,000    650,000   1,080,000  1,500,000  1,900,000

Net Profit                  165,000    570,000   1,090,000  1,620.000  2,110,000

                    American Internet Technical Center, Inc.
                        Projected Statements of Cash Flow

Fiscal Year
Ending March 31st              1999       2000        2001       2002       2003

Cash flows from operating activities

Net Profit for the year     165,000    570,000   1,090,000  1,620,000  2,110,000
Adjustments to reconcile net
income to net cash provided by
operating activities:
Depreciation                  5,000    220,000     220.000    220,000    220,000
Increase (decrease)in
  accounts payable           30,000     80,000      20,000     20,000     20,000
Increase (decrease) in
  accrued liabilities        40,000     25,000      20,000     20,000     20,000
Increase (decrease) in
  payroll taxes payable       2,000      3,000       2,000      2,000      2,000
Increase (decrease) in
  income taxes payable      16,000      44,000      60,000     55,000     75,000
Decrease (increase) in
  prepaid expenses        (  6,100) (    3,900)
Decrease (increase) in
 long term assets         ( 26,000) (    4,000)
Net cash provided by
 operating activities       80,900     759,100   1,372,000  1,897,000  2,407,000
Cash flows from investing
  activities:
     Additions to property
     and equipment        ( 30,000)( 2,000,000)

Cash flows from financing
  activities:
     Increase (decrease) in
       notes payable        40,000 (    40,000)
     Proceeds from sale
       of common stock         100   4,250,000
     Net cash provided by
      financing activities  40,100   4,210,000
     Net increase in cash
      and cash equivalents  91,000   2,969,000   1,372,000  1,897,000  2,407,000
     Cash & cash equivalents
       beginning of year                91,000   3,060,000  4,432,000  6,329,000
     Cash and cash equivalents
       at end of year       91,000   3,060,000   4,432,000  6,329,000  8,736,000

Assumptions

In preparing the Pro Forma Statement of Operations, Balance Sheet and Cash Flow Forecast, the Company has made the following assumption with respect to future sales and operating expenses. The estimated figures used in the descriptive text are for the year ending March 31, 2000. Similar assumptions were used to estimate the figures for the years 2001, 2002 and 2003, however, those calculations are not provided herein.

Revenues from Web Site Sales - $2,800,000. (This figure obtained by multiplying 80 X $700 x 50 weeks). The Company estimates that web sales will average 80 sales per week during the second year of business. Average price per sale is $700, which assumes that 2/3 of all sales will be at $578 and 1/3 of all sales at $932. In 1999 the actual sales breakdown was 60%/40%. The Company projects sales of 90, 100 and 110 sales per week for the years 2001, 2002 and 2003, respectively. The Company feels that its sales objectives are conservative and can be attained with its proposed marketing plans. The Company commenced business in April 1998. In its first full week of operations, the Company made 5 sales. In its tenth week, the Company attained 78 sales.

     2. Upgrades - $400,000. The Company estimates sales from extras and upgrades to existing clients will average $100 per client. The projected number of new clients for the year ending March 31, 2000, are 4,000. Items 1 and 2 are combined in the Financial Statements.

     3. Marketing Programs - $375,000. The Company estimates that it will sell a minimum of 15 marketing and/or maintenance programs per week for the year 2000. These programs average $500 per sale (for an annual contract) and are beneficial to those individuals who require frequent changes to their web sites and/or who desire to obtain high search engine rankings and "hits" to their web site. This figure is expected to increase substantially in the following years as more advertising is focused in this strategic area and more existing clients are added to the Company's database.

     4. Online Educational Programs - $200,000. The Company estimates that it will enroll a minimum of 20 new students per week in its second year. The Company expects that the majority of courses sold will be part of the Web Design Course Syllabus. There are 8 separate courses available at $95 per course. If each student takes but 2 courses each, the estimated sales for next year will be $200,000. As more advertising efforts are focused in this area, the interest and sales are expected to increase each year.

     5. Hosting/Re-hosting Fees - $425,000. The Company estimates that it will have approximately 1,500 clients by the end of its first fiscal year, March 31, 1999. The Company expects to add an additional 4,000 clients in its second year. The Company estimates it will have approximately 3,000 customers ready for renewals during the course of its second year of operations. The Company will offer an attractive hosting renewal price along with an incentive package to encourage maximum renewals, however, if 50% of the clients renew, the above projection will be attained (1,~}0 x $300 year renewal). The estimates for succeeding years will be accelerated as the number of clients increases proportionately. Other sales are anticipated from other sources. The Company receivs referral fees and commissions from merchant card providers, fulfillment houses and other sources. the Company intends to experiment with e-commerce web sites of its own and sell and distribute other related and non related products/services on the Interent.

     6. Sales Commissions - $750,000. Sales representatives receive 18% of web site sales, upgrades and marketing revenues ($3,775,000 x 18% = $680,000). An allowance is provided for a sales manager and bonuses. This expenditure will increase in succeeding years in relation to sales.

     7. Production Costs - $595,000. During the first year the Company was successful in reducing its production costs by approximately 50%. Production costs are estimated as follows: (a) Web Sites; 15% of $2,800,000 = $420,000; (b)
Upgrades: 25% of $400,000 = $100,000; (c) Provision for Manager $75,000.

     8. Marketing Expenses - $190,000. This is a labor-intensive source of revenue and is estimated to be 50% of sales.

     9. Advertising & Promotion - $545,000. During the first year of operations the Company was successful in reducing its advertising cost per sale by approximately 40%. The advertising cost per web site is currently less than $100 per sale. This expenditure is estimated as follows: (a) 15% of web site sales, marketing and educational revenues = $500,000; (b) allowance for advertising manager $45,000.

     10. Educational Programs - $50,000. The Company obtains all programs through a California Institute. Costs are approximately 25% of revenues.

     11. Hosting Costs & Other - $170,000. During the first year, the Company purchased three servers, which it owns, and co-hosts at an outside location. The Company was successful in reducing this expense item by over 50%. Re-hosting costs are estimated at approximately 20% of the sales. An allowance of $60,000 annually for a Systems Administrator is provided.

THE FOREGOING STATEMENTS OF OPERATIONS ARE A PROJECTION ONLY AND ARE BASED ON MANAGEMENT'S ESTIMATION OF MARKETING AND FINANCIAL RESULTS. THERE ARE NO ASSURANCES THAT THE ASSUMPTIONS UPON WHICH PROJECTED STATEMENTS ARE BASED WILL BE ACCURATE OR THAT THE PROJECTED LEVELS OF FINANCIAL PERFORMANCE WLL BE ACHIEVED. THE PROJECTED STATEMENTS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND NOT A GUARANTEE OF PERFORMANCE AND SHOULD BE CONSIDERED IN LIGHT OF THE STATED ASSUMPTIONS, RISK FACTORS AND OTHER INFORMATION SET FORTH IN THIS MEMORANDUM.

                                  RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THEY WILL BE SUBJECT TO A NUMBER OF MATERIAL RISKS, INCLUDING THE RISK FACTORS DESCRIBED BELOW. ACCORDINGLY, PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT SHOULD ONLY PURCHASE THE STOCK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE COMPANY AND THE OFFERING TOGETHER WITH THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS MEMORANDUM ~ LIGHT OF THEIR PARTICULAR FINANCIAL CIRCUMSTANCES AND INVESTMENT OBJECTIVES.

DEVELOPMENT STAGE COMPANY

The  Company  is  nearing  completion  of its  first  year of  business  with an operating profit, however, it is subject to all risks inherent in the establishment of a new business enterprise, including the likelihood of continued operating losses. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the commencement and growth of operations, the implementation of the Company's business plan, and the competitive and regulatory environment in which the Company operates "Business of the Company".

LIMITED ADVERTISING/MARKETING CAPABILITY

The Company currently has only a limited advertising/marketing capability for its services. The Company plans to increase their in-house advertising/marketing strategies, however, future capital will be needed to implement new aggressive advertising/marketing strategies.

DEPENDENCE ON THE OFFERING

The Company requires that the Offering be fully subscribed in order for the Company to make certain key acquisitions that will increase margins. If the Offering is less than fully subscribed, the Company may have to reduce certain acquisitions and reduce advertising/marketing strategies. This may have an effect on the Company's schedule of growth. See "Use of Proceeds".

DEPENDENCE ON FUTURE FINANCING

Even if the Offering is fully subscribed, management believes that the company will require additional financing to continue to make key acquisitions, continue the direct response marketing campaigns and for working capital. If the Company is not able to secure future financing, the Company may have to reduce overall operations, cut back its direct response marketing campaigns and the acquisitions key to the Company's growth. This also could have diminishing effects on the potential profitability of the Company.

Management anticipates that the Company will raise all or a substantial portion of the financing required through an initial public offering, which the Company expects to file during 1999. Management may use a portion of the net proceeds of the Offering allotted to general working capital to pay for a portion of the expense of a public offering. However, there are not assurances that the Company will be able to undertake such initial public offering or that the Company will be able to raise sufficient capital from such undertaking. Even if the Company successfully concludes an initial public offering, there are no assurances that the Company will be able to sustain profitability, increase margins and continue aggressive growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

NO ASSURANCES OF A PUBLIC MARKET

There is no public market for the Common Stock and there are no assurances that a public market will develop, or if developed, will continue. If no market develops, it may be difficult or impossible for the holders of the Common Stock to sell their Shares if they should desire to do so. In addition, there are substantial restrictions on the sale or transfer of the Common Stock imposed by the federal and state securities laws. There are no assurances that holders will be able to sell their Common Stock at a price equal to the offering price, or at all. Even if the Company undertakes the initial public offering of the Common Stock, there are no assurances that sufficient shares will be sold to create a public market for the Common Stock. In addition, the Subscription Agreement for the purchase of Common Stock may provide that, upon request by the Company's investment banker or underwriter, the holders of Common Stock will not be able to sell any of their shares of Common Stock for 180 days after the public offering by the Company, except for shares included as part of the public offering. While investors will have certain registration rights, such registration rights have restrictions that may result in the investors never being able to sell their shares of Common Stock. See "Description of Securities
- Registration Rights" and "Limited Transferability of Securities".

DIVIDEND AND REDEMPTION RESTRICTIONS

A holder of stock will only be entitled to receive dividends when as, if declared by the Board of Directors out of funds legally available therefore. The Company's Board of Directors will determine future dividend policy based upon the Company's results of operations, financial condition, capital requirements, and other circumstances. The Company currently does not contemplate paying dividends on the Common Stock in the foreseeable future since it intends to use all its earnings, if any, to finance expansion, acquisition, and marketing campaigns.

CONTINUED CONTROL OF MANAGEMENT

Currently, the Company's Officers and Directors beneficially own approximately 99.39% of the Outstanding Shares of Common Stock, and will continue to beneficially own approximately 92.1% of the Outstanding Shares of Common Stock upon full subscription of the Offering. However, when added to Outstanding Shares beneficially owned by the Company's control group, the Company's management beneficially owns 99.39% of the Outstanding Shares Common Stock and will continue to beneficially own approximately 92. 1% of the Outstanding Shares of Common Stock after the foregoing events.

DEPENDENCE ON MANAGEMENT

The Company believes that its success will largely be dependent upon management's implementation of the Company's business plan. Although management has extensive experience in other business ventures, the principals have not had previous business experience in Internet services. However, the Company's principals have been successful to date, but that does not assure future success.

DILUTION

Following the purchase of the shares, investors will experience immediate and substantial dilution of their investment. Accordingly, prospective investors may bear a substantial portion of the risk of loss while control of the Company remains in the hands of the present shareholders. See "Dilution"
"Principal Shareholders" and "Capitalization".

FINANCIAL PROJECTIONS

The Projected Statements of Operations included in the Summary of this Memorandum are management's estimates as to the future performance of the Company based upon certain assumptions and courses of action that the Company plans to undertake. One of the material assumptions is that the Company's Internet services will be received favorably in the market, which is based in part upon certain indications of interest from qualified buyers. However, there will usually be differences between the financial projections and actual results experienced because events and circumstances frequently do not occur as expected and those differences may be material. There are no assurances that such indications of interest will result in actual sales that the Company will perform as set forth in such financial projections, or that assumptions upon which the projections are based will occur at the times indicated. See "Description of Business".

[GRAPHIC OMITTED]

ARBITRARY OFFERING PRICE

The Company's management determined the number of shares to be offered based upon managementts estimates of the amount of proceeds necessary for planned uses. The offering price is not based on the Company's assets, book value, or earnings. Accordingly, the offering price should not be considered an indication of the actual fair market value of the Common Stock as if appraised by a disinterested party.

USE OF PROCEEDS

Selling commissions dealer-manager fees, expense allowance, consulting fees, and the costs of the Offering may aggregate approximately 10% of the sales price of the stock if the Offering is fully subscribed. The Company intends to use the net proceeds of the Offering for acquisition, expansion, marketing/advertising and working capita. If the Offering is less than fully subscribed, the Company retains the discretion to apply the net proceeds in such amounts and for such purposes as the Company deems necessary (See "Use of Proceeds").

RELIANCE UPON PRODUCT ACCEPTANCE

Management believes that the demand for the Company's Internet services will depend, in part, upon consumers continued and increasing acceptance of doing business over the Internet, including advertising, marketing, distribution of products, and the dissemination of information over the Internet. However, there are no assurances that the Company's Internet services will find acceptance with consumers even if such trends continue andfor if acceptance will continue with its consumers. While the conclusions of the Company's market research have been favorable, there are no assurances that actual operating results will reach the levels indicated by such research.

COMPETITION

The industry in which the Company operates is highly competitive. Other companies that provide similar services may have substantially greater technical, financial and/or marketing resources than the Company. Further, there are no assurances that the Company's services will be competitive with innovative technology developed by the Company's competitors. See "Business of the Company - The Industry and Competition".

THE INDUSTRY

The Company will be competing in a fast-paced Internet services market, where new technologies and markets constantly replace older services, research designs, and web designing methodology. ConSumerts tastes and desires fluctuate and are difficult to predict. There are no assurances that the Company will be able to accurately predict these trends or keep pace with the changes that may occur within the industry. See "Business of the Company - The Industry and Competition".
                                       161

GENERAL ECONOMIC CONDITIONS

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States and Canada, such as recession, inflation, unemployment and interest rates. These changes could cause the cost of supplies, labor and other expenses to rise faster than the Company could raise prices. Such changing conditions also could reduce demands in the marketplace for the Company's services. The Company has no control over any of these changes.

NO COMMITMENT TO PURCHASE THE STOCK

The Company is offering the Stock on a "Best Efforts" basis. No commitment exists by anyone to purchase all or any portion of the Stock being offered, and there are no assurances that any or all the Stock will be sold. See "Plan of Distribution".

In addition to the above risks, businesses are often subject to risks not foreseen nor fully appreciated by management. In reviewing this Memorandum, potential investors should keep in mind other possible risks that may be material.

                                                            USE OF PROCEEDS

From the gross proceeds of this Offering, the Company may pay a Selling Commission and 10% of the purchase price of all stock sold. The Company may use some or all of $25,000 of net proceeds to pay for accounting, legal, printing and consulting expenses. Management estimates that the net proceeds to the Company from the Offering after the foregoing deductions, will be approximately $875,000 if all stock is sold. The Company intends to use the net proceeds of the fully subscribed Offering as set forth in the following table. If the Offering is less than fully subscribed, the Company may cut back acquisitions and aggressive marketing strategies. The Company has determined that a minimum of $500,000 will be required to roll out the limited acquisitions and TV commercials. The Company retains the discretion to apply the net proceeds towards such purposes and in such amounts, as it deems necessary to further the operation of the Company in completing the preparation for marketing in lesser quantities. There are no assurances that the Company will use the proceeds as described below. See "Risk Factors - Use of Proceeds".

MAXIMUM SUBSCRIPTION

  Purpose                          Amount              Percent of Net Proceeds
  -------                          ------              -----------------------
  Selling Costs (maximum)        $100,000               10%
  Acquisitions                    500,000               50%
  Marketing/Advertising           300,000               30%
  General Working Capital         100,000               10%
                                                       ----
                               $1,000.000              100%
                                ----------              ----

[GRAPHIC OMITTED]


DILUTION

On January 15, 1999, there were 10,160,000 Shares of Common Stock outstanding, excluding any warrants issued to any investors or consultants awarded by the Company.

As of such date, the Company had a net tangible book value of $69,306.00 or $.0068 per share. Net tangible book value is determined by dividing the tangible net worth of the Company (tangible assets less total liabilities) by the total number of outstanding Shares of Common Stock.

If the Offering is fully subscribed, the total number of outstanding shares of Common Stock in the Company would be 10,960,000.

The following table illustrates the per share dilution to new investors purchasing Shares in the Offering:

                                                            Maximum Subscription
                                                               800.000 Shares

Offering price per share;                                        $       1.25
Net tangible book value (deficit) before Offering;                $ 69,306.00
Adjusted net tangible book value per share after Offering;                .086
Dilution in net tangible book value per share to new investors;           .0063


CAPITALIZATION

The following table sets forth the Capitalization of the Company as of December 31, 1999, and as adjusted to reflect the sale of all Shares offered hereunder.

                                            Presently            After Maximum
Class                                     Outstanding     Outstanding Offering

Short Term Debt                                  $ -0-                   $ -0
Long Term Debt                                     -0-                     -0

Shareholders, Equity (deficiency)
   Common Stock, $.001 par value
   20,000,000 Shares Outstanding           10,160,000              10,960,000
  Stock Purchase Warrants(l)                       -0-                800,000
  Total Stockholders' Equity(deficiency)   12,700,000             $ 13,700,000

FOOTNOTE:

(1) There are no Common Stock Purchase Warrants presently outstanding. Upon the sale of all the Shares offered hereunder, there will a total of 800,000 warrants then outstanding, exercisable for a period of one (1) year after a public market exists at an exercise price of $.50.


                             BUSINESS OF THE COMPANY

American Internet Technical Center (the Company) is a Florida based Internet Company that offers Internet services such as e-commerce accounts, on-line educational/instructional courses, hosting services, web site design and Internet consultation. Management believes that they will be competitive in their Internet services. The Company's corporate operations include a web site production and design division, an Internet service provider division; an on-line education division; various sales related services, customer relations, administrative, accounting and management functions. The Company employs a computerized management information system to record and manage the various operations of the business.

The Company began by offering free web sites primarily for new, small and medium business. Web sites were to be designed by senior webmaster students as part of their graduation requirements. In return, customers are required to use the Company's hosting services for their web sites. In the first nine months of operations the Company has acquired 1,175 clients; trained several students to become web masters and established an in house production department. The Company has averaged 132 new clients per month. The Company has consistently shown double digit growth per month. The Company is in the process of selling additional Internet services including maintenance and marketing programs to its current clients (see "Upgrades Price List - Business of Company").

The Company was incorporated in Florida on April 15, 1998, as American Internet Technical Center, Inc. to provide various Internet services. The Company's principal executive offices are located at 1500 East Atlantic Blvd., Suite C, Pompano Beach, FL 33060; Telephone (954) 9434748.

                           AMERICAN INTERNET SERVICES

Description of the Contracts

New customers are given a choice of either a 6 or 12-month free web site program. Clients who sign up for a longer period get a free month and one free upgrade to their site. The percentage of one-year contracts has gradually increased to the 40% mark and is expected to maintain that ratio.

Clients are encouraged to purchase the Search Engine Registration option for a charge of $149. The Search Engines act as yellow pages of the Internet and are an important part of the system. Less than 1% of clients decline the offer. The Service Agreement gives the prospective client the following options:

1. Domain Name Registration                                 No Charge

2. Two (2) e-mail addresses                                 No Charge

3. Six Month Contract ($75 set-up fee plus $59 monthly)     $429

4. One Year Contract ($75 set-up fee plus 59 monthly)       $783

5. Search Engine Registration
      (over 550 search engines & directories)               $149

6. 4 Page Web Site                                          No Charge
                                                            (with one of the
                                                             above plans)

Upgrade Price List

In addition to the flat fee rates, some clients request and/or are encouraged to purchase extras or upgrades during the initial sales and also in the production stage. These extras were not a significant source of income in the first three months of operation, however, as more sample web sites with extras and upgrades are displayed on our preview pages, the demand for these extras are increasing. The Company estimates that the income from extras and upgrades should average at least $100 per client (see "Projected Schedule").

Below is a list of some of the more commonly requested upgrades that are available for web sites along with the pricing for any upgrade:

Extra Pages                        $65 a page
Extra Scans (Picture  graphics)    $10; 5 or more - $7 each
Insert Standard Animations         $100-4 animations
Custom Created Animations          $50 an hour
Additional e-mail addresses        $10 month (per each 4 addressees)
Autoresponders                     $50 set-up fee, $10 month per 2
Additional Domain Registration     $150 (does not include internic Fee:$35/year)
Java Scrolling Text                $125
Glow Buttons/Mouse Over            $50 (includes all pages)
Framed Web Site                    $150
Insert Audio Clip                  $150
Secured Server (for credit cards)  $150
Shopping Cart                      $129
Other                              Call for quote

Re-Hosting Revenues

The 6-month contracts will expire in the first year and those clients will be invited to re-subscribe to the hosting services. Fees will be reduced from $59 per month to $29 per month. The Company estimates a 25% attrition rate. At the end of the first 9 months of operation the Company had approximately 1,175 clients on line.

On-line Educational/Instructional Courses

The Company started on-line educational courses on August 19, 1998. The program is called Professional Web Design and includes the following courses:
Introduction to the Internet; Creating Web Pages; Advanced Web Pages; Creating Web Graphics; Java Programming for the Web; Microsoft Front Page and CGI

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Programming  for the Web.  Each  course  typically  runs for six  weeks,  with 2 lessons per week, for a total of 12 lessons. Assignments are given each week with a final exam provided to those seeking course certificates. The Company will offer other on-line educational courses commencing the first quarter of 1999 (see "Summary").

The Company has over 50 applications on file for the first semester. The Company has not officially commenced its advertising Campaign for the promotion of on-line education, however, based upon statistics provided by the Education Department, the Company should enroll a minimum of 20 new students per week or 500 for one year (see "Projected Schedule of Operations").

Marketing

The Company markets its web sites and other services through various media throughout the United States and Canada. The Company maintains its own informative web site and encourages prospective clients to visit the site where they can preview approximately 15 actual web sites of the Company's clients.

The Company advertises in national and local newspapers, magazines, trade journals; utilizes direct mail advertising methods including postcards and card decks and other methods to generate leads and sales.

Advertising/marketing is one of the Company's largest expenses. Although the Company has been very successful to date in handling matters internally, the Company has decided to engage the services of an advertising agency to handle future marketing responsibilities. The Company will introduce through the use of direct response marketing specifically "TV Commercials". To support such marketing efforts, the Company intends to produce 60-second television commercials on Internet services to small and medium sized business owners. Management believes that the TV Commercials, media and print advertising will help spur sales of the Internet services that the Company provides.

Competition

The Company will be part of the growing United States, Canada and the World Internet services industry, with over 200 million computer users by the year 2000. This is a dynamic industry, subject to frequent and rapid changes in consumer tastes as well as technological advances. The industry also encompasses a tremendous range of Internet services and marketing applications. The nature of the rapid change in consumer Internet industry means that services, even successful Internet services, that do not keep pace with advancing technology or consumer tastes will lose favor with the public and be replaced with other Internet services more technologically advanced or have correctly predicted the latest consumer desires.

The Company has designed web sites with the state of the art software, and the best trained web designers that keep up with current innovative trends in designs and graphics. Management believes that the Internet services will have substantial consumer demand. However, there are no assurances that the Company has correctly anticipated consumer tastes or will continue to keep pace with changes in technology and consumer demand (see "Risk Factors Industry").

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

The Company is aware of many other consumer Internet service companies competing with them in this market; however, the Company competes in a variety of market segments in the Internet services industry. Because the market is so large, dynamic and diverse, the Company seldom finds itself opposing its competitors. Furthermore, the Company has found a special niche in the marketplace and a way to service the market. Many of the Company's clients are either new to the Internet, computer illiterate and/or on a limited budget.

As a greater number of companies seek to enter the market, the Company may experience increased competition in the marketing of its services. However, the Company believes its competitive position will be enhanced by its reputation and credibility; its ability to tailor and market new products and services to meet the ever changing demands in the technology sector; its ability to profit from budget/discount services and its ability to expand its services worldwide. The Company has an efficient production department, a knowledgeable sales force of web designers, who receive on going training.

The consumer Internet service industry includes some of the largest and best financed companies in the world. Any such competitor may have greater technical, financial, and/or marketing resources than the Company, and such competition may have a material adverse effect on the Company's operations and profits (see "Risk Factors").

The Company is aware that it is a part of a very dynamic and competitive industry. The Company has an advantage over most of its competitors because of its non-restrictive boundaries and its ability to offer its products and services to new businesses, on a limited budget at low prices. However, there are other companies that are offering services, similar to that of the Company, in direct competition with the Company. We are aware of three such companies: namely, Cyber Graphics Institute, Inc.; WorldWide Web Institute, Inc.; and Web Results Institute, Inc. These three companies are our main competitors. We do not have verifiable figures of their sales or operations; however, it appears that all three companies are operating successfully. In the first nine months of the Company's operations, the Company very seldom "crossed paths" with these or any other competitors. In fact, the Company was required to conduct this research to find out who its principal competitors actually were. The Company is of the opinion that the market is so immense that it can accommodate a number of successful competitive businesses. However, the Company is also cognizant of remaining focused on new opportunities in this rapidly changing industry and must be prepared to take advantage of and profit from the anticipated changes and/or demands.

Government Regulation

The Company is regulated by or required to file with or obtain approval of the Florida Department of Agriculture and Consumer Affairs. The Company has on file an Affidavit of Exemption under the Florida Telemarketing Act. Federal law also regulates the Company, including the Telephone Consumer Protection Act.

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Properties

The executive and administrative offices of the Company are located at 1500 East Atlantic Blvd., Pompano Beach, Florida 33060. The Production Department is located in an adjacent building. These offices containing approximately 2,500 square feet are rental properties having a one-year term with renewable options. The Company currently fully utilizes these existing facilities that would accommodate its need to additional space.

Employees

As of January 1, 1999, the Company employed 19 individuals on a full-time basis, plus 15 people on a part-time basis, including web designers, independent contractors and 2 consultants, none of whom are employed pursuant to a collective bargaining or union agreement. The Company considers that its relationship with its Employees is good.

Legal Proceedings

The Company is named Defendant in certain lawsuits arising in the ordinary course of the Company's business. While the outcome of these lawsuits cannot be predicted with certainty, the Company does not expect these matters to have a material adverse effect on the Company's financial condition, liquidity or results of operations.

Management Compensation

The Board of Directors will set compensation for the Management and Officers of the Company upon the completion of this placement. Currently only Mr. Glean and Mr. Utile the Officers or Directors are receiving $75,000 per year. No employee, officer or director has been paid in excess of $75,000 per year since the inception of the Company. The Company currently has no pensions or profit sharing arrangements for its Officers, Directors or Employees.

                           MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION

The Company has an immediate cash need of approximately $500,000 to commence the acquisitions, to implement direct response marketing plans and general working capital purposes.

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

The Company intends to use the proceeds of the Offering to fund the foregoing cash requirements. If the Offering is less than fully subscribed, the Company may have to curtail one or more of the goregoing operations, which may have a material, adverse effect on the Company's operations and profits If the Company is unable to raise suffiecient capital from the Offering to commence operations, the Company will pursue other methods of obtaing financing, but such other methods may entail greater costs and will delay the commencement of operations. which will have a material adverse effect on the Comoanv's financial position (see "Risk Factors-Dependence on the Offering")

Once the Company starts direct response marketing campaigns ans certain key acquisitions, management believes that certain revenues from sales of Internet services and products will be sufficient to fully implement the Company's overall business plan. Management anticipates that the Company will have additional cash needs of approximately $200,000 for these purposes (see "Description of Business - Marketing").

The Company intends to raise this capital through the initial public offering of the Common Stock. The Company currently plans to complete this public Offering in 1999. However, there are no assurances that this Of[enag will be completed at a later date, if at all. If the Company is unable to secure financing through a public offering, the Company will pursue other financing avenues, including additional private placements of securities. Any delay in acquiring the financing needed to implement the Company's business and marketing plans may have a material adverse effect on the Company's operations and profits.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

The executive officers and directors are as follows

Name                Age       Position

J. Bruce Gleason    53        Chief Executive Officer, President ~ Controller
Michaci D. Umile    45        Vice President, Secretary
Gary D. Walk        46        Vice President of Operations
Bruce Drezner       50        Vice President of Marketing

J. Bruce Gleason

Mr. Gleason has been a resident of Pompano Beach for the past 1? years. He has a diverse business background with over 30 years e~cpcAenoe in sales, marketing and finance. Mr. Gleason has an accounting degree and worked for a public accounting Finn for many years. He has assisted many businesses in becoming successful and owned a number of successful businesses himself. He started a chain of Photo Shacks in Canada that grew to over 70 units and eventually sold to a competitor. Mr. Gleason was President of Southern Telco, Inc., a telecommunications company he co-founded in 1980, took to $5 million in revenues in less than two years, then sold the Company.

Michael D. Umile

Mr. Umile has been a self-starter all his adult life. He has been involved in sales and marketing for over 30 years. He has successfully owned and operated his own companies over the years, including a used car dealership, a towing company, a video game dealership, and a pay phone route in New York with over 400 telephones. Most recently, he was Vice President and General Manager of Southern Telco, Inc. until it was sold in 1982. Mr. Umile resides with his family in Boca Raton and has resided in South Florida for the past 10 years.

Bruce Drezuer

Mr. Drezner has spent 20 years in the investment banking industry. He has extensive experience in raising capital for emerging growth companies. Mr. Drezner has worked at Shearson, Hyden, Stone; Shearson/American Express; and Dean Whitter Reynolds, Inc. as a StockBroker and a Commodities Broker. He brings a wealth of experience in the financial markets and the development of small companies in the public sector.

Harry Davis, Consultant

Mr. Davis is a resident of Delray Beach and has a very diverse business background. He was a senior partner of FNMC, an investment firm he spearheaded, which grew to over 300 employees and ten offices at its peak. He was also a founding partner and director of Franklin Savings Bank of Michigan. After selling out his interests, Mr. Davis ventured to Florida almost ten years ago where he started a software development company specializing in computer programs and became a Webmaster. Mr. Davis has the business experience and the technical knowledge that will help in taking AITC to mega company status. Mr. Davis is a senior employee of the Company.

Thomas R. Ricketts

Mr. Ricketts has been a resident of Dade/Broward since 1961. Having graduated from Miami Norland High School and going on to become the youngest licensed Funeral Director in the State of New York, he settled on the Real Estate industry in South Florida. After many successful years of taking his real estate company public, Tom moved into the automotive parts business. Tom took his auto parts business on to become the third largest auto parts wholesaler in the continental U.S.

Looking for a new challenge, Tom selected the vacation certificate business. Selling a one and a half million-dollar promotion to GTE Cellular secured his success in that industry. Designing programs for grocery chains, auto dealerships, banks and a myriad of small businesses, his vacation programs became one of the largest with offices in New York, Boston, Seattle, Atlanta, and London.

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

Shortly afterwards, Tom was introduced to the World Wide Web, the Internet. Becoming one of the first to promote an Internet & computer Expo at the Broward County Convention Center in December of 1995, it was one of the largest attended events at the Center. After producing 7 more expos, with the final one at the Miami Beach Convention Center in September of 1996, sponsored by BellSouth, AT&T, NationsBank, BrandsMart and Office Depot, Tom took his connections and started with a partner, the Internet Institute and the development of the Student Program.

Tom now owns his own Internet hosting and web design firm offering all related Internet products from the design to the nationwide Internet Access and is moving aggressively into the exciting world of electronic commerce.

Gary Walk

Mr. Walk has a BS degree in Education, and MA degree in Education. He spent 10 years in investment banking and securities industry. He has participated in several initial public offerings, private placements and start up situations. Mr. Walk has worked in several over-the-counter brokerage firms specializing in developmental growth companies. While working for Yeager Securities in Las Vegas, Nevada, he helped raise 52 million dollars in the biggest, best efforts offering in the securities industry. He brings a wealth of experience and knowledge of raising capital for companies to implement growth, expansion and acquisitions. Mr. Walk has worked for the Company since its inception.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth the ownership of Shares of Common Stock as of the date of this Memorandum by Company's officers and directors. All of the officers and directors as a group and each person who is known by the Company to beneficially own more that 5% of the outstanding Shares of Common Stock. The table indicates the number of shares beneficially owned and the percentage of ownership, respectively, assuming that the Offering is fully subscribed and all shares of Preferred Stock are converted into shares of Common Stock.

                                             Percentage     Percentage
                                             Prior to       After
Name of Owner       Number of Shares         Offering       Offering

J. Bruce Gleason    5,10O,000                50.19          46.5%
Michael Umile       5,00O,000                49.2%          45.6%
Gary Walk              3O,000                  .3%           .27%
Bruce Drezner          3O,000                  .3%           .27%

All Officers
As a Group         1O,16O,000                 100%          92.64%


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

                       INVESTOR SUITABILITY STANDARDS AND
                             INVESTMENT RESTRICTIONS

Suitability

Shares will be offered and sold pursuant an exemption under the Securities Act, and exemptions under applicable state securities and Blue Sky laws. There are different standard under these federal and state exemptions which must be met by prospective investors in the Company.

The Company will sell Shares only to those Investors it reasonably believes meet certain suitability requirements described below.

Each prospective Investor must complete a Confidential  Purchaser  questionnaire
and  each   Purchaser   Representative,   if  any,  must  complete  a  Purchaser
Representative Questionnaire.

EACH INVESTOR MUST BE RESPONSIBLE FOR DETERMINING THAT IT IS PERMITTED TO INVEST IN THE COMPANY, THAT ALL APPROPRIATE ACTIONS TO AUTHORIZE SUCH AN INVESTMENT HAVE BEEN TAKEN, AND THAT ANY REQUIREMENTS THAT IT'S INVESTMENTS BE DIVERSIFIED OR SUFFICIENTLY LIQUID HAVE BEEN MET.

An investor will qualify as an accredited Investor if it falls within any one of the following categories at the time of the sale of the Shares to that Investor:

(1) A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether; acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,00O,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of that Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,00O,00O, or, if a self-directed plan with the investment decisions made solely by persons that are accredited investors:

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

(2) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1994

(3) An organization described in Section 501(c)(3) of the Internal Revenue Code with total assets in excess of S5,OOO,000;

(4)  A director or executive officer of the Company.

(5) A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of such person's purchase of the Shares exceeds $1,00O,000;

(6) A natural person who had an individual income in excess of $20O,000 in each of the two most recent years or joint income with that person's spouse in excess of $30O,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) A trust with total assets in excess of $5,00O,00O, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as describe in Rule 506(b)(2)(ii) of Regulation D; and

(8) An entity in which all of the equity owners are accredited investors (as defined above).

THE COMPANY RESERVES THE RIGHT IN ITS ABSOLUTE DISCRETION TO DETERMINE IF A POTENTIAL INVESTOR MEETS OR FAILS TO MEET THE SUITABILITY STANDARDS SET FORTH IN THIS SECTION.

         Additional Suitability Requirements for Benefit Plan Investors

In addition to the foregoing suitability standards generally applicable to all Investors, the Employee Retirement Income Security Act of 1934, as amended ("ERISA"), and the regulations promulgated thereunder by the Department of Labor impose certain additional suitability standards for Investors that are qualified pension, profit-sharing or stock bonus plans ("Benefit Plan Investor"). In considering the purchase of Shares, a fiduciary with respect to a prospective Benefit Plan Investor must consider whether an investment in the Shares will satisfy the prudence requirement of Section 404(a)(1)(B) of ERISA, since there is not expected to be any market created in which to sell or otherwise dispose of the Shares. In addition, the fiduciary must consider whether the investment in Shares will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA.

Restrictions on Transfer or Resale of Shares

The Availability of Federal and state exemptions and the legality of the offers and sales of the Shares are conditioned upon, among other things, the fact that the purchase of Shares by all Investors are for investment purposes only and not with a view to resale or distribution.

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

Accordingly, each prospective Investor will be required to represent in the Subscription Agreement that it is purchasing the Shares for its own account and for the purpose of investment only, not with a view to, or in accordance with, the distribution of sale of the Shares and that it will not sell, pledge, assign or transfer or offer to sell, pledge, assign or transfer any profits. Shares without an effective registration statement under the Securities Act, or an exemption therefrom (including an exemption under Regulation D, Section 504) and an opinion of counsel acceptable to the Company that registration under the Securities Act is not required and that the transaction complies with all other applicable Federal and state securities or Blue Sky laws.

As used in this Memorandum, the term "net worth" means the excess of total assets over total liabilities. In computing net worth for the purpose of (5) above, the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income an investor should add to the investor's adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income form long-term capital gains has been reduced in arriving at adjusted gross income.

                            DESCRIPTION OF SECURITIES

The Company is authorized to issue 20,000,000 shares of common stock, par value $.001 per share. As of the date of this Memorandum 10,160,000 Shares of Common Stock are outstanding and are held off record by four shareholders. Holders of the common stock are entitled to receive ratable dividends when, as, and if declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding stock. Upon the liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to receive ratably the net assets of the Company available after the payments of all debts and other liabilities and subject to the prior ratably the net assets of the Company available after the payments of all debts and other liabilities and subject to the prior rights of any outstanding stock. Holders of common stock have no pre-emptive, subscription, or redemption rights. The outstanding shares of common stock are fully paid and non-assessable. The rights and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of stock, which the company may designate and issue in the future.

                          COMMON STOCK PURCHASE WARRANT

The Company has authorized the issuance of 8,000,000 Shares of Common Stock Purchase Warrants to investors participating in this Private Placement. Each investor will be given one ( 1) Common Stock Purchase Warrant for each Share of Common Stock purchased. The Common Stock Purchase Warrant has an exercise price of $.50. The Common Stock Purchase Warrant will be exercisable up to one (1) year after a public market exists.

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

As long as any warrants remain outstanding, the underlying Common Stock to be issued upon the exercise of the warrants will be adjusted in the event of a stock split, stock dividends, recapitalization, reclassification or similar events. If any of the foregoing occurs, the Shares reserved for the issuance upon the exercise of the warrants will be increased or decreased to reflect proportionately the increase or decrease in the number of Shares of Common Stock outstanding and the exercise price of the warrant will be adjusted accordingly.

The holders of the Warrants are not entitled to vote, to receive dividends or to exercise any of the rights of holders of the Common Stock until the warrants shall have been duly exercised and paid for and the Common Stock shall have been issued. For the life of the warrants, the holders thereof are given the opportunity to profit from a rise in the market value of Common Stock, which may result in the dilution of the interest of other Shareholders. In addition, the Company may find it more difficult to raise capital equity if it should be needed for the business of the Company while the warrant is outstanding.

                      LIMITED TRANSFERABILITY OF SECURITIES

No present market exists for the stock, or the Common Stock issued upon the conversion, thereof. The securities offered hereby have not been registered for sale under the Securities Act of 1933, as amended, or registered or qualified under the securities laws of any state, in reliance upon available exemptions from such registration and qualification requirements. The exemptions from registration and/or qualification relied upon by the Company for this offering may be depended, in part, upon the "investment intent" of the investor and would not be available if any investor was acquiring the securities with a view to further sell or distribute. Accordingly, each investor, when executing a subscription agreement for the stock, will be required an opinion of legal counsel satisfactory to it regarding the availability or resale exemptions to be provided by proposed seller of such securities. The following restrictive legend will be placed on all certificates representing the stock, and the Common Stock issued upon conversion thereof, to insure the effectiveness of these restrictions.

"The securities represented by this certificate have not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified under the securities laws of any state in reliance upon exemptions from such registration andfor qualification requirements contained therein. No holder may offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose or encumber the securities represented by this certificate except pursuant to an effective registration statement and/or qualification under the Securities Act and all applicable state securities laws, or upon receipt by the issuer of an opinion or legal counsel for the holder reasonably satisfactory to the issuer that such offer, sale transfer, assignment, pledge, hypothecation, or other disposition or encumbrance is exempt from the registration andlor qualification provisions of the Securities Act and all applicable State securities laws."

Rule 144 under the Securities Act permits public resale (for federal securities law purposes) of the stock and the common stock issued upon conversion, thereof, under certain conditions after a oneyear holding period by the seller, including the manner of sale, sales volume restrictions, filing requirements and that information about the company be publicly available which is currently not the

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

case. A non-affiliate of the company who has held such securities for three years may resell them without restriction. In addition to the foregoing requirements of Rule 144 under the federal securities laws, the various state securities laws may impose further restrictions on the ability of a holder to sell or transfer the stock or the common stock issued upon conversion, thereof.

Holders of common stock issued upon conversion of the stock may freely trade their shares of common stock if the Company in a public offering pursuant to the Securities Act registers such shares for sale. However, there are no assurances that the company will undertake an initial public offering, or that the Company will sell sufficient shares in an initial public offering for a market for the common stock to develop. In addition, if the underwriter determines that there are more shares included in a registration statement than the market can support, then all shareholders exercising such registration rights (but not the Company) must proportionally reduce their number (up to the total number if required) of shares being registered and it further provides that upon request by the Company, no holder will sell shares of common stock for 180 days after the effective date of registration statement, except for shares included in that registration statement.

INVESTORS CONTEMPLATING A PURCHASE OF THE STOCK PURSUANT TO THIS OFFERING SHOULD
SEEK  THEIR  OWN  INDEPENDENT   LEGAL  ADVICE  REGARDING  THE  EFFECT  OF  THESE
RESTRICTIONS AND INVESTMENT REPRESENTATIONS.

                              PLAN OF DISTRIBUTION

A maximum of 800,000 shares of stock are being offered to accredited investors only for a subscription price of $1.25 per share with a minimum subscription of 8,000 shares. The Company reserves the right to accept subscriptions for fewer shares at its sole discretion. Subscriptions are payable in full upon execution of the subscription agreement. All subscription checks should be made payable to the Company. The offering will expire on July 31,1999, but the Company may agree to extend the term of the offering for an additional 60 days.

The execution of a subscription agreement constitutes a binding offer by each prospective investor to buy the shares and an agreement to hold the offer open until the Company accepts the subscription. The Company may, however, reject any subscription for any reason without incurring any liability. No subscription will be accepted until the Company has received a fully executed Subscription Agreement Investor Questionnaire and any other document as may be required by the Company.

Persons offering and selling the shares will be required to offer them only to prospective investors who meet the conditions discussed under "Investor
Suitability Standards" and otherwise conduct the offering as required under Regulation D and applicable state laws. A prospective investor may be represented in making an investment in the shares by a purchaser representative as that term is defined in Rule 505(h) of Regulation D, in which case a professional Investment Advisor Purchaser Questionnaire must be executed by such representative and the prospective investor. Any purchaser representative so retained must comply with the requirements of Rule 505(h).

                             ADDITIONAL INFORMATION

Each prospective investor will be given an opportunity to ask questions of and receive answers from the Company and its officers and directors concerning the terms and conditions of this offering and to obtain any additional information to the extent that the Company possesses such information, or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information contained in this Memorandum or deemed by the recipient necessary to make an informed investment decision. Questions regarding this Memorandum or written requests for additional information to verify or supplement the information contained in this Memorandum should be directed to:

                    AMERICAN INTERNET TECHNICAL CENTER, INC.
                          1500 EAST ATLANTIC BOULEVARD
                             POMPANO BEACH, FL 33060
                                 (954) 943-4748

                                         EXHIBIT A
                                    FINANCIAL STATEMENTS

Marc Friedman & Associates, Inc.

                                                         PROFESSIONAL ACCOUNTING
                                                             4186 NW 6Sth Avenue
                                                         Coral Springs, F1 33067
                                          Omce (9S4) 7S2-3889 Fax (9S4) 7SS-0399

January 20, 1999

To whom it may concern,

         I, Marc Friedman, have examined the Balance Sheet and Statement of Operations for American Internet Technical Center, Inc. for the nine months ended December 31, 1998.

         My investigation consisted of reviewing the books and records and financial statements provided to me by the Company. In the course of my review, which was conducted with Generally Accepted Accounting Principles, I examined the bank statements and various ledgers and bookkeeping records maintained by the Company. I was able to determine that the figures provided to me by the Company were entered correctly; however, I did not perform an audit on the books and records of the Company and therefore d not attest to the accuracy of these financial statements.

Respectfully,

/s/ Marc Friedman /s/

Marc Friedman, President Marc Friedman & Assoc., Inc.

                    American Internet Technical Center, Inc.
                       Balance Sheet at December 31, 199$

                                     ASSETS

Current Assets
   Cash                                                        3,694
   Accounts receivable                       $ 110,528
   Less allowance for doubtful accounts         24,914        85,614
   Prepaid expenses                                            4.461
   Total current assets                                       93,769

Fixed Assets
Future and equipment, at cost                $26,196
less accumulated depreciation                  3,930          22,266

Long Term Assets
   Deposits                                  $13,000
   Incorporation Costs                           300          13,300

                                                            $129,335

                       LIABILITIES & SHAREHOLDERS EQUITY

Current Liabilities
   Accounts payable                                         $38,174
   Accrued liabilities payable                               13,750
   Withholding taxes payable                                  8,105
   Total current liabilities                                $60,029

Shareholder's Equity
   Common stock                              $   100
   Retaped earnings                           69,206         69,306


                                                            $129,335

                       American Internet Technical Center
                             Statement of Operations
                   For the nine months ended December 31, 1998

Gross Sales                                                 $857,418
   Sales returns and allowances              $ 18,603
   Credit card commissions                     16,398
   Allowance for doubtful accounts             24,914         59,915
   Net sales                                                 797,503

Direct Costs
   Sales commissions                                         159,495
   Production department costs                               129,219
   Advertismg and promotion                                  164,267
   Hosting and other costs                                    22,283
   Total direct costs                                        475,264

Gross Margin                                                 322,239

Operating Expenses
   Administrative salaries                                    33,978
   Bank charges and interest                                   2,525
   Depreciation                                                3,930
   Employee benefits expense                                   3,108
   Insurance expense                                           2,683
   Legal and accounting fees                                   6,275
   Maintenance and repairs                                     3,614
   Miscellaneous expenses                                      6,774
   Office rent                                                13,939
   Office supplies                                             8,090
   Telephone expense                                          47,266
   Utilities                                                   2,535
   Total operating expenses                                  134,717

Net Before Management Salaries                               187,522

Management Salaries                                          118,316

Net Profit                                                  $ 69,206

                                    EXHIBIT B

                                   SUBSCRIBER
                                  QUESTIONNAIRE

                      AMERICAN INTERNET TECHNICAL CENTER |
                            SUBSCRIPTION DATA SHEET

Name of Subscriber (Offeree):

Address of Residence (if natural person):

Address of Business:

Subscriber's Telephone No:

Subscriber's Social
Security No. or Tax I.D. No:

Preferred Address for Receiving mail:
Residence Business Other, if any:

Date of Subscription:

Amount of Subscription: $

                                    EXHIBIT C
              SUBSCRIPTION AGREEMENT AND INVESTMENT REPRESENTATION

                           SUBSCRIPTION AGREEMENT AND
                     INVESTMENT REPRESENTATION OF INVESTORS

American Internet Technical Center, Inc.
1500 E. Atlantic Blvd.
Pompano Beach, FL 33060

Gentlemen:

1. Subject to the terms and conditions hereof, the undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to accept and subscribe to shares of Regulation D, Section 504 common stock of American Internet Technical Center, Inc., a Florida Corporation (the Company), for a total consideration of $ , the receipt and sufficiency of which is hereby acknowledged.

2. In order to induce the Company to accept the subscription made hereby, the undersigned hereby represents and warrants to the Company, and each other person who acquires or has acquired the Shares, as follows:

     a. The undersigned, if an individual (I) has reached the age of majority in the state in which he resides and (ii) is a bona fide resident and domiciliary (not a temporary or transient resident) of the state set forth beneath his signature below.

     b. The undersigned has the financial ability to bear the economic risk of an investment in the Shares, has adequate means of providing for his current needs and personal contingencies, has no need for liquidity in such investment, and could afford a complete loss of such an investment. The undersigned's overall commitment to investments that are not readily marketable is not disproportionate to his net worth, and his investment in the Company will not cause such overall commitment to become excessive.

     c.   The undersigned meets at least one of the following criteria:

          (i) the undersigned is a natural person whose individual net worth or joint net worth with his spouse, at the time of his purchase exceeds $1,000,000 (one million dollars; or

          (ii) the undersigned is a natural person and had an individual income in excess of $200,000 (two hundred thousand dollars) in each of the two most recent years, or jointly with his spouse in excess of $300,000 (three hundred thousand dollars) in each of those years, and who reasonably expects to achieve at least the same income level in the current year; or

         (iii) qualifies as an accredited investor under Regulation D of the Securities Act of 1933 (the "Act").

     d. The investment is one in which I am purchasing for myself and not for others, the investment amount does not exceed 10% of my net worth and I have the capability to understand the investment and the risk.

     e. The undersigned has been given a full opportunity to ask questions of and to receive answers from the Company concerning the terms and conditions of the offering and the business of the Company, and to obtain additional information necessary to verify the accuracy of the information given him or to obtain such other information as is desired in order to evaluate an investment in the Shares. All such questions have been answered to the full satisfaction of the undersigned.

     f. If making his decision to purchase the Shares herein subscribed for, the undersigned has relied solely upon independent investigations made by him. He has received no representation or warranty from the Company or from a broker-dealer, if any, or any of the affiliates, employees or agents of either. In addition, he is not subscribing pursuant hereto for any Shares as a result of or subsequent to

          (i)  any  advertisement,   article,   notice  or  other  communication
               published  in  any  newspaper,   magazine  or  similar  media  or
               broadcast over television or radio, or

          (ii) any   seminar  or  meeting   whose   attendees,   including   the
               undersigned, had been invited as a result of, subsequent to, or pursuant to any of the foregoing.

     g. The undersigned understands that the Shares have not been registered under the Act in reliance upon specific exemptions from registration thereunder, and he agrees that his Shares may not be sold, offered for sale, transferred, pledged hypothecated, or otherwise disposed of except in compliance with the Act and applicable state securities laws, which restrictions require the approval of the Company for the transfer of any Shares (which approval, except under limited circumstances, may be withheld by the Company in its sole discretion). The undersigned has been advised that the Company has no obligations to cause the Shares to be registered under the Act or to comply with any exemption under the Act, including but not limited to that set forth in Rule 144 promulgated under the Act, which would permit the Shares to be sold by the undersigned. The undersigned understands that it is not anticipated that there will be any market for resale of the Shares, and that it may not be possible for the undersigned to liquidate an investment in the Shares. The undersigned understands the legal consequences of the foregoing to mean that he must bear the economic risk of his investment in Shares. He understands that any instruments representing the Shares may bear legends restricting the transfer thereof.

3. To the extent I have the right to rescind my purchase of the Shares, which right of recission is hereby offered, I waive and relinquish such rights and agree to accept certificate(s) evidencing such Shares.

4. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with the laws of the State of Florida.

All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties hereto may require.

The Shares referred to herein may be sold to the subscriber in a transaction exempt under Section 517.061 of the Florida Securities Act. The Shares have not been registered under said act in the State of Florida In addition, if sales are made to five or more persons in the State of Florida, any sale in the State of Florida is voidable by the purchaser within three (3) days after the first tender of consideration is made by such purchaser to the issuer, an agent of the issuer, or an escrow agent or within three (3) days after the availability of that privilege is communicated to such purchaser, whichever occurs later.

          IN WITNESS WHEREOF, the undersigned has executed and agrees to be bound by this Subscription Agreement and Investment Representation on the date written below as the Date of Subscription:

                         (TO BE USED FOR INDIVIDUAL(S))

____________________________              ______________________________
Print Name of Individual                  Signature of Individual

___________________________               ______________________________
State of Residence                        Date of Subscription

                          (TO BE USED FOR PARTNERSHIPS,
                    CORPORATIONS, TRUSTS OR OTHER ENTITIES)


____________________________              ______________________________
Print Name of Partnership                 Signature of Authorized Representative
Corporation - Trust - Entity


______________________________            ______________________________
Capacity of Authorized Representative   Print Name of Authorized Representative
______________________________            ______________________________
Print Jurisdiction of Incorporation       Date of Subscription Organization